Exhibit 99.2

NEWS RELEASE

September 23, 2003 10:00 a.m. CST

FLOTEK INDUSTRIES, INC.

7030 Empire Central Drive, Houston, Texas 77040

TRADING SYMBOL: OTCBB:FLTK

For more information contact: Rosalie Melia
Tel: 713-849-9911    Fax: 713-466-8386
rmelia@flotekind.com

FLOTEK INDUSTRIES, INC.
ANNOUNCES ASSIGNMENT OF CAPITAL LEASE
HOUSTON, TEXAS – September 23, 2003

Flotek Industries, Inc. (“Flotek”) announced that effective August 1, 2003, it has assigned the $1,398,000 capital lease associated with the property located in Duncan, Oklahoma for its discontinued operations of Equipment Specialties, Inc. (“ESI”) to Special Equipment Manufacturing, Inc. (“SEM”). To effect this assignment, Flotek, agreed to pay Oklahoma Facilities LLC (“Facilities”) an additional $91,000 of rent for the 17 month rental period beginning March 1, 2002 and ending July 31, 2003 in 6 equal installments beginning November 15, 2003. The additional rent is as if the full rental rate had been charged for this period versus a reduced figure as originally stated in the lease agreement between ESI and Facilities. In addition, ESI assigned its US and Foreign rights to the pending Mobile Blending Apparatus patent to SEM. With the lease assignment and the sale of assets completed to SEM, the ESI business has been successfully assumed by SEM and Flotek did not record any additional loss on disposal of discontinued operations as a result of these transactions.

Jerry D. Dumas, Sr., Chairman and CEO, stated “The assignment of the ESI capital lease to SEM removes a significant liability from the consolidated balance sheet of Flotek and will improve Flotek’s cash flow”.

Flotek is a publicly traded company involved in the manufacturing and marketing of innovative downhole equipment, specialty chemicals, and the engineering, design and construction of facilities for cementing and stimulation materials. Flotek serves major and independent companies in the international oilfield service industry.

Statements made in this press release, including those relating to the positive direction of the Company, increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.